Exhibit 99.1

Contacts:	Robert Jaffe/Evan Pondel
PondelWilkinson Inc.
(310) 279-5980

LANNETT REPORTS PRELIMINARY UNAUDITED FISCAL 2007 FINANCIAL RESULTS

Philadelphia, PA – October 1, 2007 – Lannett Company, Inc. (AMEX: LCI) today reported preliminary, unaudited financial results for the fiscal 2007 full-year ended June 30, 2007. Lannett is unable to timely file its annual report for the year ended June 30, 2007 on Form 10-K due to a final review resulting from the restatement of its financial results as previously disclosed on Form 12b-25 filed with the SEC on September 13, 2007 and Form 8-K filed on September 25, 2007 and due to a review of its accounting for the April 2007 acquisition of a bulk raw material supplier. It is currently expected that Lannett will file its annual report for the year ended June 30, 2007 on Form 10-K no later than the week of October 8, 2007.

The company is announcing preliminary, unaudited financial results in an effort to provide investors with the most current financial information available. For fiscal year 2007, net sales increased 29% to $82.6 million from $64.1 million for fiscal 2006. Net loss, which includes a $7.8 million write-down of debt associated with the acquisition in April 2007 of a bulk raw materials supplier, was $6.9 million, or $0.29 per share. This compares with fiscal 2006 net income of $5.0 million, or $0.21 per basic and diluted share.

“Earlier this year, in anticipation of increased competition, we acquired a bulk raw material supplier to vertically integrate our manufacturing operations and provide us with access to raw materials, including certain difficult-to-source pharmaceutical ingredients,” said Arthur Bedrosian, president and chief executive officer of Lannett. “In connection with the acquisition, we recorded a write-down of debt, which impacted our financial results for fiscal 2007. Excluding the write-down, the company would have reported an operating profit for the year.”

“Our topline growth was fueled by increased sales of distributed products, which generally carry lower margins than in-house manufactured products. Over the last few years, we have focused on adding to our product offering by forming strategic relationships as well as through an internal product development program. Our pipeline is now the largest in the company’s history and includes 17 ANDAs pending at the FDA and 42 products in various stages of development. We will work diligently to expedite the approval process to the best of our ability and are excited about our future prospects.”

For fiscal year 2007, gross profit was $25.2 million, or 30% of net sales, compared with $30.2 million, or 47% of net sales, for fiscal 2006. Research and development expenses decreased to $7.5 million from $8.1 million in the same period of fiscal 2006. SG&A expenses were $14.1 million, compared with $11.8 million, for fiscal 2006 with the year over year increase due to royalties payable on certain distributed products. Amortization expense was $1.8 million for both fiscal 2007 and 2006.

Bedrosian added, “Given the continuing delay of receiving product approvals from the FDA, we currently anticipate gross margins and operating expenses in fiscal year 2008 to be essentially in line with those of the past fiscal year. We continue to monitor the FDA approval process closely, and will revise guidance accordingly should the environment change.”

Restatement of Prior Periods

As previously disclosed on Form 12b-25 filed with the SEC on September 13, 2007 and Form 8-K filed on September 25, 2007, the company also said that it has restated its financial results for the first nine months of fiscal 2007. The restatement corrects the classification of certain items previously recorded as work-in-progress inventory as cost of goods sold. The restatement adjustment to the first nine months of fiscal 2007 decreased reported net income of $2.8 million by approximately $357,000.

About Lannett Company:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications. For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statements, including, but not limited to, pending ANDAs and products in various stages of development, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time. These forward-looking statements represent the company’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.

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FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC. AND SUBSIDIARIES

PRELIMINARY AND UNAUDITED

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	(PRELIMINARY, UNAUDITED)
	June 30,	June 30,
	2007	2006

Net sales	$82,577,591	$64,060,375
Cost of sales	57,394,751	33,900,045
Gross profit	25,182,840	30,160,330

Research and development expenses	7,459,432	8,102,465
Selling, general and administrative expenses	14,134,376	11,799,994
Amortization expense	1,784,664	1,784,665
(Gain) / loss on sale of assets	(7,113)	19,288
Loss on impairment/abandonment of assets	7,775,890	—

Operating (loss) income	(5,964,409)	8,453,918

Other (expense) income	43,330	76,179

(Loss) income before taxes	(5,921,079)	8,530,097

Income tax (benefit) expense	1,007,929	3,561,175

Net (loss) income	$(6,929,008)	$4,968,922

(Loss) earnings per share:
Basic	$(0.29)	$0.21
Diluted	$(0.29)	$0.21

Shares used to calculate (loss) earnings per share:
Basic	24,159,251	24,130,224
Diluted	24,159,251	24,156,889